UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2007

WENDY'S INTERNATIONAL, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-08116	31-0785108
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4288 West Dublin-Granville Road, Dublin, Ohio		43017
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-764-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Director Resignation.

Paul D. House resigned as a director of the Company effective as of 7 a.m. on February 1, 2007. Mr. House’s resignation fulfills one of the final steps contemplated by the Boards of Wendy’s and Tim Hortons in the separation of the two companies, of which the Tim Horton’s IPO in March 2006 and its subsequent spin-off in September 2006 were major events.

In connection with Mr. House’s resignation, the Company’s Board of Directors reduced the number of authorized directors to 13, effective February 2, 2007. As a result of this action, there will be four directors nominated for election at this year’s annual meeting of shareholders whose terms will expire in 2010.

(e) Compensatory Arrangements.

On February 1, 2007, the Compensation Committee (the "Committee") of the Company’s Board of Directors approved the performance objectives for participants under the Executive Annual Performance Plan (the "Executive Plan"). Under the Executive Plan, the Committee establishes performance objectives and the Chief Executive Officer determines the participants and the individual award opportunities for those participants in consultation with the Committee. Each of the Company’s executive officers (other than the Chief Executive Officer) will be participants in the Executive Plan. The Committee determined that the 2007 performance objectives for participants under the Executive Plan will be based on, and allocated, as follows: (a) 50% of the incentive award opportunity will be based on the extent to which the Company meets or exceeds specified earnings before interest, taxes, depreciation and amortization (EBITDA) goals for fiscal 2007, (b) 30% of the incentive award opportunity will be based on the extent to which the Company meets or exceeds specified net income goals for fiscal 2007, and (c) 20% of the incentive award opportunity will be based on attainment of individual performance objectives. The Company’s actual performance regarding EBITDA and net income goals discussed in objectives (a) and (b) above will be determined by disregarding the impact of (i) discontinued operations, (ii) severance costs or other charges incurred in connection with the Company’s initiative to reduce its overhead as part of an organizational restructuring of the Company, and related costs of outside consultants and advisors, (iii) costs associated with the termination of the Company’s qualified pension plans, or (iv) new accounting standards or interpretations issued in 2007. The target award opportunities for participants range from 40% to 70% of base salary and the maximum award opportunity is 150% of the target award opportunity.

Also on February 1, 2007, the Committee awarded restricted stock units ("RSUs") to the executive officers in the amounts set forth below.

Jonathan F. Catherwood ….…...5,372
Jeffrey M. Cava ………….……6,177
Brendan P. Foley, Jr. ………….3,723
Leon M. McCorkle, Jr. ………..6,488

These RSUs were awarded on a one-time basis as part of the transition of the Company’s compensation and benefit programs, which are designed to attract and retain executives and other key employees, and to partially offset reductions in various compensation and benefit programs implemented by the Company, including reductions in annual incentive award opportunities, the value of equity compensation awards, the freezing of further contributions under the Company’s qualified Account Balance Pension Plan and reductions in benefits that will accrue beginning in fiscal 2007 under the Company’s supplemental executive retirement plans.

The RSUs were awarded under the Company’s 2003 Stock Incentive Plan (the "Plan") and are scheduled to vest on May 1, 2009. The RSUs can be settled only in common shares of the Company and include dividend equivalent rights. The vesting date will be accelerated if the Company is involved in certain change-in-control transactions as specified in Section 29.6(C) of the Plan. Also, the vesting date will be accelerated if the Company is involved in certain change-in-control transactions as specified in Section 29.6(A) or (B) of the Plan and the grantee is terminated without cause or terminates his employment for good reason after the change-in-control and prior to the vesting date. If a grantee’s employment is terminated for any reason other than death, disability, retirement or in connection with the disposition of one or more restaurants or other assets of the Company (as such terms are defined in the Plan), any remaining RSUs will be forfeited as of the date of such termination. If a grantee’s employment is terminated by reason of his death, disability, retirement or in connection with the disposition of one or more restaurants or other assets of the Company, all remaining RSUs will vest as of the date of such termination. Dividends on RSUs, payable only as additional common shares, are paid on all RSUs outstanding as of the dividend payment date. The additional shares issued under the terms of the dividend equivalent rights will vest at the same time as the underlying shares.

Item 8.01 Other Events.

On February 2, 2007, the Board of Directors approved the Advance Notice provision for the Company’s 2007 Annual Meeting of Shareholders attached hereto as Exhibit 99.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99 - Notice Requirement Relating to the 2007 Annual Meeting of Shareholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY'S INTERNATIONAL, INC.

February 7, 2007	By:	Leon M. McCorkle, Jr.

Name: Leon M. McCorkle, Jr.
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99	Notice Requirement Relating to the 2007 Annual Meeting of Shareholders